Exhibit 10.2

VOTING, CONSIDERATION ELECTION AND LOCK-UP AGREEMENT

THIS VOTING, CONSIDERATION ELECTION AND LOCK-UP AGREEMENT (“Agreement”) is dated as of January         , 2015, by and between Radiant Logistics, Inc., a corporation incorporated under the laws of the State of Delaware (“Parent”), Radiant Global Logistics ULC, an unlimited liability company incorporated under the laws of the Province of British Columbia and indirect, wholly-owned subsidiary of Parent (“Purchaser”), and                     (“Shareholder”).

WHEREAS, Shareholder is the beneficial owner of certain common shares (the “Company Common Shares”) of Wheels Group, Inc. (the “Company”), as described more particularly on Schedule A hereto (together with any additional Company Common Shares acquired after the date hereof, the “Subject Shares”);

WHEREAS, Shareholder or its affiliates are the beneficial owners of certain additional Company Common Shares, as described more particularly on Schedule A hereto (the “Additional Shares”);

WHEREAS, Parent and Purchaser are, concurrently herewith, entering into an arrangement agreement (as the same may be amended from time to time, the “Arrangement Agreement”) with the Company, which provides for, among other things, upon the satisfaction of the conditions in the Arrangement Agreement, the acquisition by Purchaser of all of the issued and outstanding shares of the Company, pursuant to and in the manner provided for by the plan of arrangement (the “Plan of Arrangement”);

WHEREAS, this Agreement sets out the terms and conditions of the agreement of Shareholder to, among other things: (i) vote or cause to be voted the Subject Shares and the Additional Shares in favour of the Arrangement Resolution (as defined in the Arrangement Agreement), (ii) subject to the Minority Shareholder Priority Election (as defined in the Plan of Arrangement), elect to receive all of the consideration for the Subject Shares and Additional Shares in Share Consideration (as defined in the Plan of Arrangement), (iii) not transfer the Subject Shares prior to the Effective Time (as defined in the Arrangement Agreement), nor transfer the Radiant Shares issued to Shareholder at the Effective Time in exchange for the Subject Shares for the period of time set forth herein and (iv) abide by the other restrictions and covenants set forth herein;

WHEREAS, Parent and Purchaser are relying on the covenants, representations and warranties of Shareholder set forth in this Agreement in connection with Parent’s and Purchaser’s execution and delivery of the Arrangement Agreement;

NOW, THEREFORE, this Agreement witnesses that, in consideration of the premises and the covenants and agreements herein contained, the parties hereto agree as follows:

Article 1

Interpretation

1.1 All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Arrangement Agreement. All references herein to the Arrangement Agreement or any portion thereof refer to the Arrangement Agreement as amended, modified, restated or waived. The word “it” in reference to the Shareholder is used as a generic identifier and shall be deemed to mean “he” or “she” or words of similar import, as applicable.

Article 2

COVENANTS OF THE SHAREHOLDER

2.1 The Shareholder hereby covenants and irrevocably agrees that the Shareholder shall, from the date hereof until the earlier of (i) the Effective Time, and (ii) the termination of this Agreement pursuant to Article 8, except as permitted by this Agreement or the Arrangement Agreement:

(a) not option for sale, offer, sell, assign, transfer, exchange, dispose of, pledge, encumber, grant a security interest in, hypothecate or otherwise convey any of the Subject Shares, or any right or interest therein (legal or equitable), to any Person or agree to do any of the foregoing, other than pursuant to the Arrangement Agreement;

(b) not grant any proxy, power of attorney or other right to vote the Subject Shares, or enter into any voting agreement, voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of the Company’s shareholders or give consents or approval of any kind with respect to any of the Subject Shares or agree to do any of the foregoing;

(c) not vote or cause to be voted any of the Subject Shares in respect of any proposed action by the Company in a manner which might reasonably be expected to prevent or materially delay the successful completion of the Arrangement or the other transactions contemplated by the Arrangement Agreement;

(d) Shareholder will not exercise any Dissent Rights; and

(e) Shareholder will not exercise any options to purchase Company Common Shares that it may hold, if any.

2.2 Notwithstanding any other provision of this Agreement, Parent and Purchaser hereby agree and acknowledge that:

(a) the Shareholder is bound hereunder solely in its capacity as a securityholder of the Company and that the provisions hereof shall not be deemed or interpreted to bind the Shareholder in its capacity as a director or officer of the Company (if the Shareholder holds such office); and

(b) nothing in this Agreement will prevent Shareholder or any of its Representatives from acting in accordance with the exercise of his or her fiduciary duties or duty to act in the best interests of the Company as a director or officer of the Company and/or the Company’s subsidiaries, after considering the advice of counsel.

Article 3

AGREEMENT TO VOTE IN FAVOUR OF THE ARRANGEMENT RESOLUTION

3.1 The Shareholder hereby covenants and irrevocably agrees that it shall, from the date hereof until the earlier of (i) the Effective Time, and (ii) the termination of this Agreement pursuant to Article 8, except as permitted by this Agreement:

(a) to vote or to cause to be voted the Subject Shares and the Additional Shares at the Company Meeting (or any adjournment or postponement thereof) in favour of the Arrangement Resolution and any other matter necessary for the consummation of the Arrangement and the other transactions contemplated by the Arrangement Agreement;

(b) no later than five (5) Business Days prior to the date of the Company Meeting, the Shareholder shall deliver or cause to be delivered a duly executed proxy or proxies directing the holder of such proxy or proxies to vote in favour of the Arrangement Resolution and/or any other matter necessary for the consummation of the Arrangement and the other transactions contemplated by the Arrangement Agreement; and

(c) such proxy or proxies shall name those individuals as may be designated by the Company in the Circular and shall not be revoked without the written consent of Parent and Purchaser.

3.2 The Shareholder hereby irrevocably appoints Doug Tozer as its attorney-in-fact, with full authority in the place and stead of the Shareholder and in the name of the Shareholder, to vote the Subject Shares and the Additional Shares in accordance with Section 3.1 and/or to execute and deliver a proxy or proxies in accordance with Section 3.1 above.

Article 4

AGREEMENT TO ELECT SHARE CONSIDERATION

4.1 The Shareholder hereby covenants and agrees to elect, in accordance with the procedures set forth in Section 3.2 of the Plan of Arrangement, to receive the Share Consideration in respect of all of the Subject Shares and the Additional Shares, subject to a reduction in such amount due to the proration in accordance with Section 3.3 of the Plan of Arrangement.

4.2 The Shareholder hereby irrevocably appoints Doug Tozer as its attorney-in-fact, with full authority in the place and stead of the Shareholder and in the name of the Shareholder, to make the election with respect to the Subject Shares and the Additional Shares in accordance with Section 4.1 above.

Article 5

POST-CLOSING LOCK-UP AGREEMENT

5.1 The Shareholder agrees that the Radiant Shares issued to Shareholder at the Effective Time in exchange for the Subject Shares in connection with the Arrangement, including any shares issued in connection with any stock split, stock dividend, recapitalization, reorganization, or the like that occurs following the Effective Time (collectively, the “Lock-Up Shares”), shall be subject to the restrictions and obligations as set forth in this Article 5. For the avoidance of doubt, the term “Lock-Up Shares” does not include the Radiant Shares issued to Shareholder at the Effective Time in exchange for the Additional Shares.

5.2 The Shareholder shall not, without the prior written consent of Parent and Purchaser, directly or indirectly, or publicly announce an intention to, offer, sell, pledge, contract to sell (including any short sale), grant any option to purchase or otherwise dispose of any Lock-Up Shares or enter into any Hedging Transaction (as defined below) relating to the Lock-Up Shares (each of the foregoing referred to as a “Disposition”), except as follows:

(a) With respect to twenty percent (20%) of the Lock-Up Shares, after the ninety (90) day period immediately following the Effective Time; and

(b) With respect to the remaining eighty percent (80%) of the Lock-Up Shares, after the one (1) year anniversary of the Effective Time.

5.3 The foregoing restrictions are expressly intended to preclude the Shareholder from engaging in any Hedging Transaction or other transaction which is designed to or reasonably expected to lead to or result in a Disposition even if the securities would be disposed of by someone other than the Shareholder.

5.4 “Hedging Transaction” means any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Lock-Up Shares.

5.5 Notwithstanding any other provision of this Article 5, the Shareholder may transfer any or all of the Lock-Up Shares (i) by gift or to any member of the immediate family of the Shareholder or to any trust or partnership for the direct or indirect benefit of the Shareholder or the immediate family of the Shareholder (including by will or intestate succession), provided that any such transfer shall not involve a disposition for value, (ii) to any affiliates, associates, limited partners, members or shareholders of the Shareholder, and (iii) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of Radiant Shares involving a change of control of Parent; provided, however, that in any such case it shall be a condition to the transfer pursuant to clauses (i) and (ii) above, that the transferee executes an agreement stating that the transferee is receiving and holding the Lock-Up Shares subject to the provisions of this Agreement and there shall be no further transfer of such Lock-Up Shares except in accordance with this Agreement.

5.6 Without limiting the restrictions or obligations herein, any Disposition by the Shareholder shall remain at all times subject to applicable securities laws.

The Shareholder agrees that Parent and/or Purchaser may place an appropriate restrictive legend on the stock certificates representing the Lock-Up Shares issued to the Shareholder to indicate that such shares are subject to the terms of this Agreement. Parent and Purchaser each agrees that it will (or will instruct the transfer agent to) promptly remove such restrictive legend upon the termination of this Agreement and that the Parent and Purchaser shall pay all costs associated with such removal (including all reasonable legal and broker fees of the Shareholder).

Article 6

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

6.1 Except as set forth in that certain Voting Trust Agreement, dated December 31, 2011, between the Shareholder, the Company, Doug Tozer, as voting trust, and certain other shareholders of the Company, the Shareholder represents, warrants and, where applicable, covenants to Parent and Purchaser as follows, and acknowledges that Parent and Purchaser are relying upon these representations, warranties and covenants in connection with the entering into of this Agreement and the Arrangement Agreement:

(a) the Shareholder has the capacity and has received all requisite approvals to execute and delivery this Agreement and to perform its obligations hereunder;

(b) this Agreement has been duly executed and delivered by the Shareholder and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes a legal, valid and binding obligation, enforceable by Parent and Purchaser against the Shareholder in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and general principles of equity and public policy and to the qualification that equitable remedies such as specific performance and injunction may be granted only in the discretion of a court of competent jurisdiction;

(c) the Shareholder is, directly or indirectly, the beneficial owner of the Subject Shares;

(d) the Shareholder has the right to vote or the ability to cause to vote all the Subject Shares and all the Subject Shares shall, immediately prior to the Effective Time, directly or indirectly, be beneficially owned by the Shareholder with good and marketable title thereto, free and clear of any and all mortgages, liens, charges, restrictions, security interests, adverse claims, pledges, encumbrances and demands or rights of others of any nature or kind whatsoever;

(e) the Shareholder is not party to any agreement for the sale, disposition, transfer or voting of any of the Subject Shares, except this Agreement;

(f) none of the execution and delivery by the Shareholder of this Agreement or the completion or performance of the transactions contemplated hereby or the compliance by the Shareholder with the Shareholder’s obligations hereunder will result in a material breach of or constitute a material default under any provision of (i) any agreement or instrument to which the Shareholder is a party or by which the Shareholder or any of the Shareholder’s property or assets is bound, (ii) any judgment, decree, order or award of any Governmental Authority against the Shareholder, or (iii) any law, statute, ordinance, regulation or rule applicable to the Shareholder, except in each case as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Shareholder to perform its obligations hereunder;

(g) as of the date hereof, the Subject Shares are the only Company Common Shares owned by the Shareholder; and

(h) there are no legal proceedings in progress or pending before any Governmental Authority or, to the knowledge of the Shareholder, threatened against the Shareholder or its affiliates that would reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Shareholder to enter into this Agreement and to perform its obligations hereunder.

Article 7

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

7.1 Each of Parent and Purchaser represents, warrants and, where applicable, covenants to the Shareholder as follows and acknowledges that the Shareholder is relying upon these representations, warranties and covenants in connection with the entering into of this Agreement:

(a) Parent has been duly formed and is validly existing under the laws of the State of Delaware and has the requisite corporate power and authority to conduct its business as it is now being conducted and to enter into this Agreement and to perform its obligations hereunder. Purchaser has been duly organized and is validly existing and in good standing under the Laws of British Columbia. Parent owns, directly or indirectly, all of the issued and outstanding shares of Purchaser;

(b) the execution and delivery of this Agreement and the completion by Parent and Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or limited liability company action of Parent and Purchaser and no other corporate proceedings on the part of Parent or Purchaser, as the case may be, are necessary to authorize the execution and delivery by it of this Agreement or the completion by Parent and Purchaser of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Purchaser and constitutes the legal, valid and binding obligation of Parent and Purchaser enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other laws relating to or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and general principles of equity and public policy and to the qualification that equitable remedies such as specific performance and injunction may be granted only in the discretion of a court of competent jurisdiction; and

(c) none of the execution and delivery by Parent or Purchaser of this Agreement or the completion or performance of the transactions contemplated hereby or the compliance by Parent or Purchaser with its obligations hereunder will result in a breach of or constitute a default (with or without notice of lapse of time or both) under any provision of (i) the constating documents of Parent or Purchaser, (ii) any agreement or instrument to which Parent or Purchaser is a party or by which Parent or Purchaser or any of their property or assets is bound, (iii) any judgment, decree, order or award of any Governmental Authority, or (iv) any law, statute, ordinance, regulation or rule applicable to Parent or Purchaser in the context of the Arrangement or this Agreement.

Article 8

TERMINATION

8.1 This Agreement shall be terminated automatically without any required notice upon the earliest of:

(a) the date upon which Parent and Purchaser and the Shareholder mutually agree to terminate this Agreement; or

(b) the termination of the Arrangement Agreement in accordance with its terms; or

(c) unless extended by mutual agreement of the Shareholder, on the one hand, and the Parent, on the other hand, this Agreement shall automatically terminate on the Outside Date if the Effective Time has not yet occurred.

8.2 In the case of any termination of this Agreement pursuant to Section 8.1, this Agreement shall terminate and be of no further force or effect. Notwithstanding anything else contained herein, such termination shall not relieve any party from liability for any breach of this Agreement by the party prior to such termination.

Article 9

DISCLOSURE

9.1 The Shareholder (i) consents to the details of this Agreement being set out in the Circular and this Agreement being made publicly available, including by filing on SEDAR and EDGAR, as may be required pursuant to applicable securities laws, (ii) consents to and authorizes the publication and disclosure by Parent and Purchaser and the Company of its identity and holding of Subject Shares, the nature of its commitments and obligations under this Agreement and any other information, in each case that Parent and Purchaser or the Company reasonably determines is required to be disclosed by applicable Law in any press release, the Circular or any other disclosure document in connection with the Arrangement and any transactions contemplated by the Arrangement Agreement, (iii) agrees promptly to give to Parent and Purchaser and the Company any information either may reasonably require for the preparation of any such disclosure documents and (iv) agrees to promptly notify Parent and Purchaser and the Company of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect. Except as contemplated by the immediately preceding sentence and as otherwise required by applicable Laws or by any Governmental Authority or in accordance with the requirements of any stock exchange, no party shall make any public announcement or statement with respect to this Agreement without the approval of the other, which shall not be unreasonably withheld or delayed.

Article 10

GENERAL

10.1 This Agreement shall become effective upon execution and delivery hereof by the Shareholder.

10.2 The Shareholder, Parent and Purchaser shall, from time to time, promptly execute and deliver all such further documents and instruments and do all such acts and things as the other party may reasonably require to effectively carry out the intent of this Agreement.

10.3 This Agreement shall not be assignable by any party without the prior written consent of the other parties. This Agreement shall be binding upon and shall enure to the benefit of and be enforceable by each of the parties hereto and their respective successors and permitted assigns.

10.4 Time shall be of the essence of this Agreement.

10.5 Any notice or other communication required or permitted to be given hereunder shall be sufficiently given if in writing, delivered or sent by telecopier or facsimile transmission or e-mail or similar means of recorded electronic communication:

(a)	In the case of the Shareholder:

To the address set forth on Schedule A attached hereto.

(b)	In the case of Parent:

Radiant Logistics, Inc.

405 114th Avenue, S.E.

Bellevue, WA 98004-6475

Attention: Bohn H. Crain, CEO

Facsimile No.: (425) 943-4540

E-mail: bhcrain@radiantdelivers.com

with a copy (which will not constitute notice) to:

Fox Rothschild LLP

2000 Market Street, 20th Floor

Philadelphia, PA 19103

Attention: Stephen M. Cohen, Esquire

Facsimile No.: (215) 299-2150

E-mail: smcohen@foxrothschild.com

or to such other street address, individual or electronic communication number or address as may be designated by notice given by any party to the others. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by facsimile or electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the following Business Day if not given during such hours on any day.

10.6 This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the Laws of the Province of Ontario and the federal Laws of Canada applicable therein without giving effect to any choice or conflict of law provision or rule (whether of the Province of Ontario or of any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the Province of Ontario. Each of the parties irrevocably and unconditionally (i) submits to the non-exclusive jurisdiction of the courts of the Province of Ontario over any action or proceeding arising out of or relating to this Agreement, (ii) waives any objection that it might otherwise be entitled to assert to the jurisdiction of such courts and (iii) agrees not to assert that such courts are not a convenient forum for the determination of any such action or proceeding.

10.7 Each of the parties hereto agrees with the others that (i) money damages may not be a sufficient remedy for any breach of this Agreement by any of the parties, (ii) in addition to any other remedies at law or in equity that a party may have, such party shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any breach of the provisions of this Agreement, and (iii) any party that is a defendant or respondent shall waive any requirement for the securing or posting of any bond in connection with such remedy. Each of the parties hereby consents to any preliminary applications for such relief to any court of competent jurisdiction. The prevailing party shall be reimbursed for all costs and expenses, including reasonable legal fees, incurred in enforcing the other party’s obligations hereunder.

10.8 If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not irremediably affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled according to their original tenor to the extent possible.

10.9 The Company and Doug Tozer, as voting trustee, hereby grant a waiver, pursuant to Section 5.06 of the Voting Trust Agreement, of any provisions of the Voting Trust Agreement that would restrict the Shareholder from entering into or carrying out the terms of this Agreement.

10.10 This Agreement constitutes the entire agreement between the parties and supersedes all other prior agreements, understandings and undertakings, both written and oral, among the parties with respect to the subject matter hereof.

10.11 The Shareholder confirms that such Shareholder has had the opportunity to obtain independent legal advice regarding such Shareholder’s rights, duties and obligations hereunder and the Shareholder has sought, or has willingly waived the right to seek independent legal advice regarding its respective rights, duties and obligations hereunder.

10.12 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce more than one counterpart.

[signatures to follow]

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

RADIANT LOGISTICS, INC.

By:
Name: Bohn H. Crain
Title: Chairman and Chief Executive Officer

[RADIANT GLOBAL LOGISTICS ULC]

By:
Name: Bohn H. Crain
Title: Chief Executive Officer

SHAREHOLDER:

[Name]

FOR PURPOSES OF SECTION 10.9:

WHEELS GROUP INC.

By:
Name:
Title:

Doug Tozer, as Voting Trustee

SCHEDULE A

OWNERSHIP OF COMPANY COMMON SHARES

Name and Address	Subject Shares beneficially owned	Registered Holder if different from beneficial owner	Total number of Subject Shares owned or controlled	Additional Shares